UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 8, 2015

INTERNATIONAL ISOTOPES INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas	0-22923	74-2763837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4137 Commerce Circle Idaho Falls, Idaho	83401
(Address of Principal Executive Offices)	(Zip Code)

208-524-5300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On April 8, 2015, International Isotopes Inc. (the “Company”) entered  into a Cobalt-60 Pellet Supply Agreement (the “Supply Agreement”) with Nordion (Canada) Inc., as general partner of and on behalf of Nordion Sterilization LP (“Nordion”), pursuant to which the Company will supply Nordion with cobalt-60 pellets and certain on-going services with respect thereto.  Pursuant to the Supply Agreement, the Company will provide cobalt-60 pellets to Nordion at certain specifications and standards produced from the Company’s cobalt targets placed in the U.S. Department of Energy’s Advanced Test Reactor (“ATR”) at the Idaho National Laboratory.   In addition to certain pricing terms with respect to the cobalt-60 pellets, Nordion will pay the Company a commitment fee to reserve and make available the cobalt-60 pellets the Company places at the ATR.

The term of the Supply Agreement begins on April 8, 2015, and unless earlier terminated, ends on December 31, 2021.  Either party may terminate the agreement upon breach of a material term of the agreement by the other party, subject to certain cure periods, and in the event of the bankruptcy of the other party.  The Supply Agreement also contains customary representations, warranties, covenants, insurance requirements and indemnification provisions.

The foregoing description of the Supply Agreement does not purport to be complete and is qualified in its entirety by the terms of the Supply Agreement.  The Company intends to file a copy of the Supply Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2015	International Isotopes Inc.

	By:	/s/ Steve T. Laflin
Steve T. Laflin President and Chief Executive Officer